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                                                                    EXHIBIT 3.02

                              ARTICLES OF AMENDMENT

                                       OF

                               ST. JOE CORPORATION

  Pursuant to Section 607.10025, Florida Statutes, the Amended Articles of Incorporation of the above-named Corporation are hereby further amended as follows:

  1.     Article IV is hereby amended to read as follows:

         ARTICLE IV. STOCK. The maximum number of shares of stock that the Corporation is authorized to have outstanding at any time is one hundred eighty million (180,000,000) shares having no par value per share, all of which shall be common voting stock of the same class. All shares of common stock issued shall be fully paid and non-assessable. The Corporation shall have the right to issue fractional shares.

  2. In accordance with the above Amendment, sixty million shares of common stock, no par value, will be divided into one hundred eighty million shares of common stock, no par value.

  3. The foregoing Amendment was adopted by the Corporation Board of Directors on December 15, 1997.

  4. The Amendment neither adversely affects the rights or preferences of the holders of outstanding shares of any class or series, nor causes the percentage of authorized shares that will remain unissued after the division to exceed the percentage of authorized shares that were unissued before the division.

  5. The division of shares under the foregoing Amendment shall take effect upon the filing of these Articles of Amendment.

  IN WITNESS WHEREOF, these Articles of Amendment have been executed this seventh day of January, 1998.

                                             ST. JOE CORPORATION

                                             By: /s/ Robert M. Rhodes
                                                --------------------------
                                                     Robert M. Rhodes
                                                     Senior Vice President
                                                     & General Counsel


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STATE OF FLORIDA)

COUNTY OF DUVAL)


     The foregoing instrument was acknowledged before me this 7th day of January, 1998 by Robert M. Rhodes, Senior Vice President & General Counsel of St. Joe Corporation, a Florida corporation, on behalf of the Corporation.



                                               /s/ Muriel Kayter
                                               -------------------------------
                                               Notary Public, State of Florida


                                               Muriel Kayter
                                               -------------------------------
                                               Print Name


                                                       MURIEL KAYTER
                                      [SEAL]   Notary Public, State of Florida
                                                 My Comm. Expires April 26, 1999
                                                  Comm. No. CC093605